Filed pursuant to Rule 433 Registration Statement No. 333-218604-02 FINANCIAL PRODUCTS FACT SHEET (K962)

Offering Period: February 1, 2018 – February 22, 2018

Digital Buffered Notes due August 26, 2021

Linked to the Performance of the Russell 2000® Index

Product Terms

•	If the Final Level is greater than or equal to the Buffer Level, you will receive an amount equal to the principal amount of the securities you hold multiplied by the sum of one plus the Fixed Payment Percentage.
•	If the Final Level is less than the Buffer Level, you will be exposed to any depreciation in the Underlying from the Initial Level to the Final Level beyond the Buffer Level.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.
Issuer*:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Trade Date:	Expected to be February 23, 2018.
Settlement Date:	Expected to be February 28, 2018.
Underlying:	The Russell 2000® Index
Fixed Payment Percentage**:	Expected to be between 15% and 18%.
Redemption Amount:	For each $1,000 principal amount of securities, $1,000 x (1 + Underlying Return).
Underlying Return:	If (a) the Final Level is greater than or equal to the Buffer Level, then: the Fixed Payment Percentage; (b) the Final Level is less than the Buffer Level, then: [(Final Level – Initial Level) / Initial Level] + Buffer Amount.
Buffer Level:	Expected to be 80% of the Initial Level
Buffer Amount:	Expected to be 20%
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	August 23, 2021
Maturity Date:	August 26, 2021
CUSIP:	22550WAR8
Fees:	Certain fiduciary accounts may pay a purchase price of at least $967.50 per $1,000 principal amount of securities, and Credit Suisse Securities (USA) LLC and any agent (the “Agents”) will forgo any fees with respect to such sales. The Agents may receive varying discounts and commissions of up to $32.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers.

*As used in this document, references to "we" or "our" are to Credit Suisse AG, as Issuer.
** To be determined on the Trade Date.

Certain Product Characteristics

•	If the Underlying does not depreciate beyond the Buffer Level, you willreceive an amount equal to the principal amount of the securities you hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 15% and 18%.**
•	Full downside participation in the depreciation of the Underlying from the Initial Level to the Final Level beyond the Buffer Level.
•	Buffer Level of 80%
•	Buffer Amount of 20%.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level	Underlying Return (1)	Redemption Amount per $1,000 Principal Amount(1)(2)
50%	15%	$1,150
40%	15%	$1,150
30%	15%	$1,150
20%	15%	$1,150
10%	15%	$1,150
0%	15%	$1,150
−10%	15%	$1,150
−20%	15%	$1,150
−21%	−21%	$990
−30%	−10%	$900
−40%	−20%	$800
−50%	−30%	$700
(1)	Assumes a Fixed Payment Percentage of 15%** (the bottom of the expected range).
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.

Certain Product Risks

•	Your investment may result in a loss of up to 80% of the principal amount of the securities you hold. The Redemption Amount will be less than the principal amount of the securities you hold if the Final Level is less than the Buffer Level. In such case, you will be exposed to any depreciation in the Underlying from the Initial Level to the Final Level beyond the Buffer Level.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities do not pay interest.
•	The Underlying Return will not exceed the Fixed Payment Percentage regardless of the appreciation in the level of the Underlying, which may be significant.

(See “Additional Risk Considerations” on the next page)

FINANCIAL PRODUCTS

FACT SHEET

Offering Period: February 1, 2018 – February 22, 2018

 Digital Buffered Notes due August 26, 2021

 Linked to the Performance of the Russell 2000® Index

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs creating and marketing the securities.

•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Certain Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the preliminary pricing supplement and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated January 29, 2018, Underlying Supplement dated June 30, 2017, Product Supplement No. I dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318000989/dp85692_424b2-k962.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.